Home Equity Loan-Backed Term Notes, GMACM Series 2000-HLTV1
Payment Date	11/18/2002

Servicing Certificate

Beginning Principal Balance	74,674,631.73
Ending Principal Balance	71,835,280.76
Principal Collections	2,623,797.17
Interest Collections	826,955.84

Active Loan Count	1,597

Principal Balance of Current Month Prefunding	0.00

Substitution Adjustment Amount	0.00

Policy Draw Amount	0.00

Total Limited Reimbursement Amount	14,905.64

Current month distribution to Credit Enhancer	20,065.28

Net Loan Rate	13.67%

Note Rate - Class A-1 Notes	2.0213%
Note Rate - Class A-2 Notes	7.8400%
Note Rate - Class A-3 Notes	8.1700%
Note Rate - Class A-4 Notes	8.2700%

	Beginning Note Balance	Ending Note Balance	Principal Distribution	Interest
Class A-1 Notes	0.00	-	-	-
Class A-2 Notes	0.00	-	-	-
Class A-3 Notes	27,042,244.08	24,202,893.11	2,839,350.97	184,112.61
Class A-4 Notes	41,753,000.00	41,753,000.00	-	287,747.76
Total Notes	68,795,244.08	65,955,893.11	2,839,350.97	471,860.37

Certificates	117,756.52

Prefunding Account	Total Amount
Beginning Balance	0.00
Interest Earned on Prefunding Account	0.00
Prior month Interest earned transferred to overcollateralization	0.00
Collection Period Subsequent Transfer	0.00
Prefunding Account balance distributed to Noteholders	0.00
Total Ending Prefunding Account Balance as of Payment Date	0.00

Capitalized Interest Account Balance
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned	0.00
Interest Earned sent to Note Payment account	0.00
Total Ending Capitalized Interest Account Balance to Noteholders	0.00
Total Ending Capitalized Interest Account Balance	0.00

Beginning Overcollateralization Amount	5,880,121.40
Overcollateralization Amount Increase (Decrease)	(0.00)
Ending Overcollateralization Amount	5,880,121.40
Outstanding Overcollaterization Amount	-
Required Overcollateralization Amount	5,880,121.40

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,757,375.23	34	2.45%
Delinquent Loans (60 Days)*	860,448.35	19	1.20%
Delinquent Loans (90+ Days)*	2,554,010.36	55	3.56%
Foreclosed Loans	0.00	0	0.00%
REO	0.00	0	0.00%

* Delinquency Figures Include Foreclosures, REO and Bankruptcy
			Percent
	Liquidation To-Date		of Balance
Beginning Loss Amount	8,141,428.36
Current Month Loss Amount	215,553.80		0.30%
Current Month Principal Recovery	2,095.23
Net Ending Loss Amount	8,354,886.93